Exhibit 99.1

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Cole Real Estate Investments, Inc. & American Realty Capital Properties, Inc. Merger

Merger Creates World’s Largest Net Lease REIT with Enterprise Value of $21.5 Billion

Communication for Financial Advisors

In connection with last week’s merger announcement, we wanted to provide our financial advisors with the details and terms of the transaction which is expected to close in the first half of 2014.

•	ARCP Acquires Cole for $11.2 Billion Resulting in a Combined Portfolio Totaling 3,732 Properties and 102 Million Square Feet

•	Cole stockholders to Receive Fixed Exchange Ratio of 1.0920 Shares of ARCP Common Stock (valued at $14.59 per share) or $13.82 Cash per Share, Subject to 20% Proration

•	ARCP will Increase Dividend per Share by $0.06 to $1.00 at Closing

•	$70 Million of Year One Synergies Expected

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Links to 8-K Filing and Investor Presentation:

•	View 8-K Filing »

•	View Investor Presentation »

New York, New York and Phoenix, Arizona, October 23, 2013 - American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) and Cole Real Estate Investments, Inc. (“Cole”) (NYSE: COLE) announced today that they have signed a definitive agreement to merge the two companies (the “Merger Agreement”). The transaction is valued at $11.2 billion and will create the largest net lease REIT with an enterprise value of $21.5 billion. The Merger Agreement has been unanimously approved by the board of directors of each company and is subject to customary closing conditions, including stockholder votes by both companies. ARCP has secured $2.75 billion of fully committed financing from Barclays in connection with the transaction, which is expected to close in the first half of 2014.

Transaction Highlights:

•	AFFO Growth: Updated ARCP AFFO pro forma 2014 guidance of $1.13 to $1.19 per share, as described in Annex A; target payout ratio of 85% to 90%.

•	Dividend Increase: ARCP dividend per share on closing increases to $1.00.

•	Significant Deleveraging: ARCP net debt to EBITDA ratio declines from 9.1x to 7.7x by year end 2014.

•	Expense Synergies: $70 million of year one expense synergies expected.

•	Scale and Competitiveness: 64% larger than the closest comparable net lease REIT. Size and scale create operating and revenue efficiencies, including lower cost of capital, superior growth opportunities and higher investor returns.

•	Portfolio Quality: Superior diversification by asset type, tenancy, industry and geography; 47% investment grade tenancy; 99% occupied; 11 years remaining average lease term.

•	Optimization of Core Capabilities: In addition to the durability provided by the single tenant net lease portfolio, the multi-tenant retail properties coupled with the “vintage” (mid-term) net leased properties provide significant rent growth potential.

•	Cost of Capital Advantages: ARCP’s investment grade rating allows for significantly lower cost of financing, which is highly accretive to its overall corporate earnings.

•	Increased Institutional Coverage: Transaction positions ARCP for potential inclusion in the S&P 500.

Best-in-Class Property Portfolio

As a result of the merger, ARCP is expected to solidify sector leadership among net lease REITs with a pro forma combined company portfolio of 3,732 properties leased to over 600 tenants occupying over 100 million square feet in 49 states and Puerto Rico. More than 47% of annualized rents will be from investment grade tenants. ARCP will be 99% occupied with an average remaining lease term of 11 years. Enterprise value will total more than $21.5 billion, 64% more than its next largest competitor. Additionally, Cole’s Private Capital Management business, a premier net lease REIT sponsor, will remain intact and continue to provide meaningful revenue contribution to ARCP.

Terms of Merger Agreement

Under the terms of the Merger Agreement, Cole will merge with and into a wholly owned subsidiary of ARCP. Cole stockholders may elect to receive 1.0929 shares of ARCP common stock (reflecting a fixed exchange ratio) or $13.82 cash for each share of Cole common stock. In the event elections for payment in cash exceed 20% of Cole’s outstanding shares, such elections would be prorated. ARCP’s offer is valued at $14.59 per Cole common share based on the fixed exchange ratio of 1.0929 and ARCP’s closing price of $13.35 on October 22, 2013. The offer price represents a premium of 13.8% based on Cole’s closing price on October 22, 2013 of $12.82. Shares of ARCP common stock issued to Cole stockholders are expected to be registered, fully tradable, listed on the NASDAQ and not subject to any “lockup.” For U.S. federal income tax purposes, the transaction is intended to be tax free for Cole stockholders, except with respect to cash received. ARCP will increase its annualized dividend $0.06 to $1.00 per share upon the close of the merger.

Further, in connection with the closing of the merger, two of Cole’s existing independent directors will become additional independent directors of ARCP, subject to approval by ARCP’s current board.

Comments by Senior Management

Commenting on the transaction, ARCP’s Chairman and Chief Executive Officer, Nicholas S. Schorsch said, “Today it is my great pleasure to announce the merger of two leading U.S. real estate companies, American Realty Capital Properties and Cole Real Estate Investments. As a result, ARCP will become the largest net lease REIT and the new industry leader. We benefit by uniting not only two exceptional real estate portfolios, but also by joining forces with Cole’s world-class management team. Going forward, we will benefit greatly from the executive leadership currently at Cole Real Estate Investments.”

Mr. Schorsch continued, “Both companies share the same vision, namely to drive value for stockholders by placing their interests ahead of our own, aligning pay with performance, and reporting fully and transparently. We share the same disciplined investment philosophy and investment processes, which are focused on investment grade tenancy, long lease durations, a strong diversified tenant base, and a mix of property type and geography. ARCP and Cole both have histories of driving tremendous growth. By leveraging our successful track records, our complementary businesses and highly skilled professionals, we are confident that we will be well-positioned to achieve continued growth. This merger represents a new beginning for former competitors, and we look forward to uniting two of the industry’s most talented organizations. Far more can be accomplished by these two great companies working together than either one could have hoped to achieve independently.”

Christopher H. Cole, founder and Executive Chairman of Cole Real Estate Investments, stated, “We are pleased to have reached this agreement with ARCP, which we believe provides compelling value and significant equity upside potential for Cole stockholders at a time when we believe the industry is consolidating. My decision and the decision of our board to merge the companies under Nick’s leadership is entirely forward-thinking, namely, our two companies are far better and more powerful together than apart; our union provides immediate and obvious benefits of size, scale and diversification. This transaction represents a major step in achieving our goal of creating the premier real estate company that delivers best-in-class long-term results to our clients. Nick and his team have demonstrated the ability to grow their net lease business rapidly, yet deliberately, realizing value for their stockholders with every carefully mapped step. Our collective portfolio of properties and combined human capital will position the company for outsized growth moving ahead. As I step away from the company which I built and bears my name, I am very proud of and will miss the outstanding people who have helped me construct our world-class enterprise. I am very proud of our exceptional team and am confident that they will become an integral part of the ARCP family.”

Cole’s Chief Executive Officer, Marc Nemer added, “This transaction brings together two high quality property portfolios managed by talented professionals serving investors, broker dealers and financial advisors. Moreover, it underscores our commitment to creating diversified capital sources and income streams and the importance of net lease real estate. This transaction is expected to position ARCP as the go-to company in the net lease sector as the industry continues to evolve and consolidate. The combined company’s size, access to low cost equity and debt capital, broad-based institutional and retail ownership, and exceptional leadership and organization, will furnish ARCP considerable competitive advantage as the premier originator of net lease properties and consolidator of net lease companies. Our valued broker dealer and financial advisor relationships will continue to be served by the same distinguished professionals following completion of the merger. Our internal broker dealer, real estate team and the fine people at Cole who service our distribution partners will continue to raise capital and manage assets, just as they have done in the past. As I depart the organization, I do so with the conviction that ARCP will continue to execute on these principles under the umbrella of ‘best practices’ and generate outsized risk-adjusted returns for all of its stockholders. I would like to thank the employees across our entire organization whose reputations and performance have been so critical to Cole’s success - I am sure they will be well served under the experienced leadership team at ARCP. I am confident that under ARCP’s management the combined entities will continue to build on Cole’s 34-year history and generate outsized risk-adjusted returns for all of its stockholders.”

Mr. Schorsch added, “In just over two years after listing ARCP on NASDAQ, we have built a company with an enterprise value of over $21 billion, subject to completing this merger, the acquisitions of CapLease and ARCT IV and other recently announced portfolio purchases and property acquisitions. As we enter 2014, we stand to become the largest listed net lease REIT. With this acquisition, we continue to further diversify our asset and tenant base while driving projected 2014 AFFO per share growth. This acquisition represents the continuation of our deliberate and focused growth strategy by improving profitability, mitigating risk through increased property type and tenant diversification, constructing a portfolio of properties that produce durable income and potential asset appreciation while preserving principal, providing some inflation and interest rate protection and enabling us to deliver AFFO per share earnings accretion through further cost of capital advantages. In addition, the merger with Cole furnishes the size and scale to allow us to continue to reduce our operating costs as a percentage of assets and potentially improve our AFFO multiple.”

Strategic Benefits of the Transaction:

•	Enhanced Scale and Competitiveness: The nature and evolution of the net lease industry is conducive to consolidation. The combination of ARCP and Cole creates the world’s largest net lease REIT and the 14th largest publicly traded REIT, with a pro forma enterprise value of approximately $21.5 billion, approximately 64% larger than its closest net lease REIT comparable. With its enhanced scale and balance sheet flexibility, the company will be well-positioned to compete for transactions, grow and invest in existing relationships, maintain a cost of capital advantage, and leverage the talents of both companies. Company stockholders will have the opportunity to share in the compelling upside potential of the merger.

•	Enhanced Portfolio Diversification: The pro forma ARCP and Cole combined company will have superior portfolio diversification by asset type, industry and geography, best-in-class lease maturity profile and investment grade tenancy. The combined portfolio will increase the number of distinct corporate credit tenants to over 600, occupying over 100 million square feet in 49 states plus Puerto Rico. The combined portfolio is expected to total 3,732 properties with approximately 11 years of average remaining lease duration as of year-end 2013.

•	Optimization of Both Companies’ Core Capabilities and Talent: ARCP’s combined single-tenant net lease portfolio, together with Cole’s multi-tenant retail portfolio, will allow the company to leverage its capabilities across two complementary sectors. The multi-tenant retail properties coupled with the “vintage” (mid-term) net leased properties provide significant rent growth potential, especially in an improving economy. This complements the stability inherent in the combined company’s net leased portfolio. In addition, the merger will bring together the industry’s best talent to form a single, leading professional bench comprising the best acquisition teams in the business with some of the most important tenant relationships in the net lease space. ARCP and Cole have significant integration experience having conducted over $20 billion transactions in the past 12 months combined and expect that the integration of Cole into ARCP will be seamless.

•	Potential for Increased Institutional Coverage / Ownership: Following the completion of the merger, ARCP will be well-positioned for a potential inclusion in the S&P 500 Index. Such a potential inclusion would broaden ARCP’s investor base, enhance its visibility and provide added liquidity.

Financial Benefits of the Transaction:

•	AFFO Growth: ARCP updates AFFO guidance on a pro forma basis for 2014 of $1.13 to $1.19 per share, compared with 2013 guidance of $0.91 to $0.95 per share. Updated guidance allows for potential future dividend growth.

•	Continued Strong and Secure Dividends: Stockholders will benefit from ARCP’s stable and secure dividend with significant growth potential. ARCP will increase its annualized dividend by $0.06, from $0.94 to $1.00 per share to take effect upon the close of the Cole merger. Each company intends to continue its current dividend rate until the close of the transaction, including ARCP’s previously declared $0.03 annual dividend increase to take effect upon the earlier to close of the pending CapLease or ARCT IV transactions. For Cole stockholders who elect to receive stock consideration, annualized dividends per share will increase by approximately $0.37, or 52%. The projected AFFO payout ratio falls within the ARCP Board target of 85% to 90%.

•	Operational Efficiencies and Expense Reductions: ARCP expects approximately $70 million of combined expense synergies and expense savings in the first year largely through the reduction and elimination of duplicate overhead costs and other non-essential expenses.

•	Cost of Capital Advantage: ARCP’s investment grade rating allows for significantly lower cost of financing, which is highly accretive to its overall corporate earnings.

•	Significant Value Creation for Cole Stockholders: ARCP’s offer is valued at $14.59 per Cole common share based on the fixed exchange ratio of 1.0929 and ARCP’s closing price of $13.35 on October 22, 2013. The offer price represents a premium of 13.8% based on Cole’s closing price on October 22, 2013 of $12.82.

ARCP Balance Sheet Initiatives

ARCP received an investment grade credit rating of “Baa3” with a stable outlook from Moody’s Investors Service, Inc. on October 14, 2013 and has a multi-pronged balance sheet strategy to maintain a flexible capital structure, low weighted-average cost of capital, and modest financial leverage. ARCP expects to assume approximately $2.8 billion of long-term debt and $500 million of term bank debt to fund the acquisition of Cole, and projects that its net debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio will decline from 9.1x to 7.7x by year end 2014. Additional ARCP balance sheet strategies in 2014 in support of maintaining and improving its investment grade credit rating include: replacing existing secured mortgage debt with long-term, fixed rate senior unsecured bonds; extending the average duration of its debt by retiring pre-payable short-term debt with long-term debt; and laddering new debt to minimize the amount of debt maturing in any single future year to reduce its refinancing risk.

ARCP Updates 2014 Earnings Estimates

ARCP has updated 2014 AFFO guidance, which is expected to range from $1.13 to $1.19 per share, an increase of approximately 25% over the previously issued 2013 AFFO per share guidance of $0.91 to $0.95. ARCP’s guidance includes the projected contribution of the earlier to close of the pending transactions with ARCT IV and CapLease, which together with second half 2013 individual property acquisitions remain on track.

ARCP Self-Management

ARCP announced on August 20, 2013 that its board had made a decision that the company will become self-managed by the end of 2013, i.e., that executives and employees of the current external manager, ARC Properties Advisors, LLC, will be transferred to the company such that ARCP would benefit from a fully-integrated management team, with no conflicts and a singular focus on building and managing ARCP. The existing management agreement with ARC Properties Advisors, LLC will be terminated with no termination fee payable by ARCP, and management and operational functions will be internalized. Initial steps have been taken with the announcement that Nicholas S. Schorsch, the founder and chairman of ARCP will join ARCP as its Executive Chairman and interim CEO, pending completion of a search for a new CEO. Mr. Schorsch will spend a substantial portion of his time in this position. Brian S. Block, a seasoned, public company executive and currently the Chief Financial Officer of ARCP as well as the external manager, will join the new, self-managed ARCP in that same capacity on a full-time, dedicated basis. Both Mr. Schorsch and Mr. Block have entered into written employment agreements. In addition to Messrs. Schorsch and Block, a Chief Operating Officer has been selected and will be announced by year-end 2013. Approximately 65 additional employees from departments including real estate underwriting, due diligence, capital markets, accounting and reporting, marketing, technology, asset and property management and real estate brokerage. ARCP will operate several divisions, overseen by experienced executive teams. These divisions each represent an area of expertise and competitive advantage, including net lease office, industrial and built to suit; retail and warehouse distribution; restaurants; and Private Capital Management.

Transaction Advisors

Barclays and RCS Capital, the investment banking division of Realty Capital Securities, LLC, are acting as financial advisors to ARCP and Proskauer Rose LLP is acting as legal counsel to ARCP in connection with the transaction. Goldman, Sachs & Co. is acting as exclusive financial advisor to Cole, Wachtell, Lipton, Rosen & Katz, Venable LLP and Morris, Manning and Martin, LLP are acting as legal counsel to Cole, and Sullivan & Cromwell LLP is acting as special counsel to Christopher Cole and certain other executives in connection with the transaction.

Timing and Closing Process

ARCP’s acquisition of Cole is contingent upon the approval of the merger by both companies’ stockholders. A joint proxy statement/prospectus is expected to be filed in the near future and, following its effectiveness, a joint proxy statement/prospectus and proxy voting card will be mailed to both companies’ stockholders. The transaction is expected to close in the first half of 2014, following the receipt of approval from the companies’ stockholders. An investor presentation discussing the transaction is available on ARCP’s website at www.arcpreit.com and Cole’s website at www.ColeREIT.com.

About Cole

Cole is a market-leading net-lease REIT focused on the acquisition, active management, leasing and financing of its high-quality retail, office and industrial portfolio. Visit www.ColeREIT.com to learn more about our comprehensive capabilities, best-in-class management platform, disciplined investment strategy and high-quality real estate portfolio.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a REIT for U.S. federal income tax purposes beginning in the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding the company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Additional Information About the Cole Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed Cole merger, ARCP and Cole expect to prepare and file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus and other documents with respect to ARCP’s proposed acquisition of Cole. The joint proxy/prospectus will contain important information about the proposed transaction and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY ARCP OR COLE WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ARCP, COLE AND THE PROPOSED COLE MERGER. Investors and stockholders of ARCP and Cole may obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by ARCP and Cole with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by ARCP with the SEC are also available free of charge on ARCP’s website at www.arcpreit.com and copies of the documents filed by Cole with the SEC are available free of charge on Cole’s website at www.ColeREIT.com.

Participants in Solicitation Relating to the Cole Merger

ARCP, Cole, AR Capital, LLC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ARCP’s and Cole’s stockholders in respect of the proposed Cole merger. Information regarding ARCP’s directors and executive officers can be found in ARCP’s definitive proxy statement filed with the SEC on April 30, 2013. Information regarding Cole’s directors and executive officers can be found in Cole’s definitive proxy statement filed with the SEC on April 11, 2013. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed Cole merger if and when they become available. These documents are available free of charge on the SEC’s website and from ARCP or Cole, as applicable, using the sources indicated above.

Consent of ARCT IV Independent Directors

Pursuant to the terms of the ARCT IV merger agreement, ARCT IV’s consent is required for the proposed Cole merger. In consultation with its financial advisor, BofA Merrill Lynch, and legal counsel, Weil, Gotshal & Manges LLP, the independent directors of the ARCT IV board unanimously agreed to provide ARCT IV’s consent to the transaction.

Additional Information about the ARCT IV Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed ARCT IV merger, ARCP and ARCT IV expect to prepare and file with the SEC an amendment to their proxy statement/prospectus and ARCP expects to prepare and file with the SEC an amendment to its registration statement on Form S-4 and other documents with respect to ARCP’s proposed acquisition of ARCT IV. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ARCT IV MERGER.

Investors may obtain free copies of the registration statement, the proxy statement/prospectus and other relevant documents filed by ARCP and ARCT IV with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by ARCP with the SEC are also available free of charge on ARCP’s website at www.arcpreit.com and copies of the documents filed by ARCT IV with the SEC are available free of charge on ARCT IV’s website at www.arct-4.com.

Participants in Solicitation Relating to the ARCT IV Merger

ARCP, ARCT IV, AR Capital, LLC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ARCT IV’s stockholders in respect of the proposed ARCT IV merger. Information regarding ARCP’s directors and executive officers can be found in ARCP’s definitive proxy statement filed with the SEC on April 30, 2013. Information regarding ARCT IV’s directors and executive officers can be found in ARCT IV’s definitive proxy statement filed with the SEC on April 30, 2013. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus, the registration statement and other relevant documents filed with the SEC in connection with the proposed ARCT IV merger if and when they become available. These documents are available free of charge on the SEC’s website and from ARCP or ARCT IV, as applicable, using the sources indicated above.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s, CapLease’s, ARCT IV’s and Cole’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the transactions contemplated by any of the merger agreements will be consummated, the combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and estimates of growth, including funds from operations and adjusted funds from operations and other statements that are not historical facts. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of any of the merger agreements; (2) the inability to complete the CapLease merger or failure to satisfy other conditions to completion of the CapLease merger; (3) the inability to complete the ARCT IV merger due to the failure to obtain ARCT IV stockholder approval of the ARCT IV merger or the failure to satisfy other conditions to completion of the ARCT IV merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the ARCT IV merger; (4) the inability to obtain regulatory approvals for the Cole merger transaction and the approval by ARCP’s stockholders of the issuance of ARCP common stock in connection with the Cole merger and the approval by Cole’s stockholders of the Cole merger; (5) risks related to disruption of management’s attention from the ongoing business operations due to the proposed mergers; (6) the effect of the announcement of the proposed mergers on ARCP’s, CapLease’s, ARCT IV’s or Cole’s relationships with their respective customers, tenants, lenders, operating results and businesses generally; (7) the outcome of any legal proceedings relating to any of the mergers or the merger agreements; and (8) risks to consummation of the mergers, including the risk that the mergers will not be consummated within the expected time period or at all. Additional factors that may affect future results are contained in ARCP’s, CapLease’s, ARCT IV’s and Cole’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP, CapLease, ARCT IV and Cole disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

For Cole:

Meaghan Repko/Nick Lamplough	Aaron Halfacre, CFA
Joele Frank, Wilkinson Brimmer Katcher	Cole Real Estate Investments, Inc.
Phone: 212.355.4449	Aaron.Halfacre@ColeREIT.com
Phone: 602.778.6456

For ARCP:

Jamie Moser/Jonathan Keehner	Brian S. Block, Chief Financial Officer
Joele Frank, Wilkinson Brimmer Katcher	American Realty Capital Properties, Inc.
Phone: 212.355.4449	bblock@arlcap.com
Phone: 212.415.6500

Please feel free to call us at 866.341.2653 with any questions on this communication.

Sincerely,

Jeff Holland, CFA®
President and Chief Operating Officer Cole Real Estate Investments, Inc.

FOR BROKER DEALER USE ONLY - NOT FOR FURTHER DISTRIBUTION

This email is neither an offer to sell nor a solicitation of an offer to buy interests in any Cole Capital Program. This email is intended for the recipient only and may not be forwarded or redistributed in any way. Offerings are made only to qualified investors by means of a Prospectus.

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